Exhibit 10.1

BUSINESS TRANSFER AGREEMENT

BETWEEN

MAJESCO LIMITED

AND

MAJESCO SOFTWARE AND SOLUTIONS INDIA PRIVATE LIMITED

BUSINESS TRANSFER AGREEMENT

This Business Transfer Agreement (“Agreement”) is made and entered into at Mumbai on this 01st day of April, 2019 (“Execution Date”),

BETWEEN

M/S MAJESCO LIMITED, a listed company incorporated in India under the provisions of Companies Act, 1956, bearing Corporate Identity Number L72300MH2013PLC244874 and having its registered office at MNDC, Millennium Business Park, P-136, Mahape, Navi Mumbai 400710 (hereinafter referred to as “Seller” or “Majesco”, which expression shall, unless it be repugnant or contrary to the context thereof, mean and include its successors and assigns) of the ONE PART;

AND

M/s MAJESCO SOFTWARE AND SOLUTIONS INDIA PRIVATE LIMITED, a step down subsidiary of Majesco and a company incorporated in India under the provisions of Companies Act, 1956, bearing Corporate Identity Number U72900MH2014PTC288244, and having its registered office at MNDC, Millennium Business Park, P-136, Mahape, Navi Mumbai 400 710 (hereinafter referred to as “Purchaser”, which expression shall, unless it be Repugnant or contrary to the context thereof, mean and include its successors and assigns) of the OTHER PART.

The Seller and the Purchaser are hereinafter individually referred to as and “Party” and collectively as “Parties”.

WHEREAS

(A)	The Seller is engaged in the business of enabling insurance business transformation for customers (insurance sector) by providing technology solutions which include software products, consulting and IT services.

(B)	The Purchaser provides business and technology services comprising IT consulting, application, development, systems integration, application management outsourcing, testing, data warehousing and business intelligence, application security, CRM services and legacy modernization.

(C)	The Seller has agreed to sell and transfer the Transferred Business as a whole and as a going concern by way of a Slump Sale (as defined hereinafter) to the Purchaser i.e., and the Purchaser has agreed to purchase the Transferred Business from the Seller, for a lump sum purchase consideration equal to INR 24,37,45,000 (Indian Rupees Twenty Four Crores Thirty Seven Lakhs Forty Five Thousand only) and not exceeding the Purchase Price (as defined hereinafter) effective from the Transfer Date; and

(D)	The Parties have agreed to execute this Agreement in order to set out the terms and conditions for transfer of the Transferred Business from the Seller to the Purchaser on Slump Sale basis as a whole and as a going concern as hereinafter provided.

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION (THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED BY THE PARTIES) AND BASED UPON THE MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In addition to the terms defined in the introduction to and the body of this Agreement and unless repugnant to the meaning or context thereof, capitalized terms used in this Agreement, shall have the meaning attributed to such terms in Annexure 1 to this Agreement. The rules of interpretation that apply to this Agreement are also set out in Annexure 1 to this Agreement.

2.	SALE AND ACQUISITION OF TRANSFERRED BUSINESS

2.1.	Sale and Transfer of Transferred Business

2.1.1.	The Parties agree and acknowledge that: (a) the Seller is no longer desirous of undertaking the Transferred Business, whereas the Purchaser is desirous of undertaking the Transferred Business. Accordingly, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller, the Transferred Business, as per the terms of this Agreement; and (b) pursuant to such transfer from the Seller to the Purchaser, the Purchaser will be able to undertake and carry-on the Transferred Business as was being undertaken by the Seller prior to the Transfer Date.

2.1.2.	At the Closing, subject to the provisions of this Agreement as well as the satisfaction (or waiver, as the case may be) of the Conditions Precedent set out herein and in the manner or by means of the deliveries contemplated herein, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Purchaser, on the Closing Date and with effect from the Transfer Date and in the manner set out in this Agreement, the Transferred Business on a Slump Sale basis (as understood under Section 50B read with Section 2(42C) of the Income Tax Act, 1961), together with all (i) rights, title and interest of the Seller in, and to the Transferred Business; and (ii) benefits, rights and obligations attaching thereto at law or in equity as on the Transfer Date, free and clear of all encumbrances of any nature whatsoever in consideration of the payment of the Purchase Price in the manner set out herein, such that on the Closing Date and with effect from the Transfer Date: (a) the Transferred Business shall be transferred to and vested in the Purchaser; (b) the Purchaser shall be entitled, subject to the terms and conditions of this Agreement, to all rights, title, interest in and rewards of the Transferred Business and (c) the Purchaser shall be liable for the Liabilities, and the Transferred Business shall be transferred and vested fully in the Purchaser with full ability, rights, power and authority necessary for conducting and carrying on the Transferred Business for the benefit of the Purchaser and or Persons claiming by, from, under or through the Purchaser, in the same manner in which the Seller has lawfully conducted and carried on the Transferred Business, in continuation of, and as successor to the Seller in relation to the Transferred Business. Ownership, and all risks in the Transferred Business shall (save and except as otherwise set out in this Agreement) shall pass on to the Purchaser on the Closing Date and with effect from the Transfer Date. It is hereby clarified that in this Slump Sale process as provided in this Agreement, the Transferred Business shall be transferred by the Seller to the Purchaser for the Purchase Price in the manner contemplated in this Agreement as on the Closing Date without assigning any values to the individual assets or liabilities.

2.1.3.	The Purchaser is currently undertaking its business from the premises owned by the Seller, for which the Purchaser is paying the Seller rental charges (“Premises”). The Parties agree and acknowledge that the Transferred Business which is to be transferred from the Seller to the Purchaser pursuant to this Agreement will be undertaken by the Purchaser from the Premises and that the Purchaser does not require any further premises to undertake the Transferred Business. Accordingly, the immovable properties that are owned by the Seller will not be transferred by it to the Purchaser under this Agreement.

2.2.	Transfer of Transferred Business

The Parties hereby expressly agree and acknowledge that, on the Closing Date,

2.2.1.	the Transferred Business shall stand transferred, conveyed and assigned to the Purchaser with effect from the Transfer Date;

2.2.2.	the Purchaser would be entitled, subject to the terms and conditions of this Agreement, to all rights, title, interest, obligations, risks and rewards of the Transferred Business as of the Transfer Date; and

2.2.3.	the Purchaser shall have the full ability, right, power and authority necessary for conducting and carrying on the Transferred Business.

2.2.4.	It is expressly agreed, understood and clarified by and between the Purchaser and Seller that this Agreement shall for all practical and legal purposes be treated as transfer of ownership and management of the Transferred Business upon terms and conditions specifically set out in this Agreement fully consistent with the provisions of Section 25 FF of the Industrial Disputes Act, 1947 in respect of transfer of ownership and management of the Transferred Business.

2.2.5.	Transfers. The Parties shall undertake the following actions in relation to the transfer of the Transferred Business:

•	Transfer of Movable Assets. The Seller and the Purchaser hereby confirm and declare that all the Movable Assets forming part of the Transferred Business wherever located on the Closing Date, being entirely of a movable nature and capable of being transferred by physical delivery of possession, shall be simultaneously handed over and transferred by the Seller to the Purchaser by way of delivery of physical possession evidenced by a delivery note to be executed by the Seller and addressed to the Purchaser, the receipt of which the Purchaser shall acknowledge to the Seller in writing on the Closing Date, and there is no further or additional act or deed required to be done for this purpose by or between the Seller and the Purchaser.

•	Transfer of Transferred Employees.

Effective from the Closing Date, the Seller shall transfer its employees, who are on the payroll of the Seller on the Closing Date and engaged in the Transferred Business and listed out in Annexure 2 to this Agreement (“Transferred Employees”), to the Purchaser on terms and conditions of service not less favourable than those on which they are employed by the Seller on that date, with the full benefit of the continuity of their previous employment with the Seller which shall be without any interruption or break in continuous service provided that they have, before the Closing Date, accepted and agreed, in writing, to the transfer of their employment to the Purchaser. The Parties undertake to comply with applicable provisions of the Industrial Disputes Act, 1947. For the period commencing from the Closing Date, the Purchaser shall be responsible for all dues and payments in respect of the Transferred Employees. It is clarified that the services of all such Transferred Employees with the Seller up to the Closing Date shall be taken into account by the Purchaser for purposes of calculation of all retirement benefits and payments in relation thereto, to which the Transferred Employees may be eligible for in the employment of the Purchaser.

All wages, salaries, employers’ and employees’ contribution (including with respect to provident fund, gratuity and other social security contributions and entitlements) allowances, bonuses, reimbursements, severance, pension, profit sharing, welfare or health benefits, or other similar benefits for the Transferred Employees and all other entitlements (whether statutory or contractual) of the Transferred Employees whatsoever and whether by way of awards and all tax deductions and other contributions relating thereto which are due and payable (collectively, the “Employee Liabilities”) relating to the period and accruing up to the Transfer Date, shall be the liability of the Seller. All the Employee Liabilities with respect to the Transferred Employees relating to the period on and from the Transfer Date shall be the liability of the Purchaser and shall be funded and discharged by the Purchaser.

On Closing, Seller shall also procure a confirmation from the Transferred Employees, that they will have no claims against the Seller arising out of their employment with the Purchaser, by signing the form and acknowledgement of transfer of employment / services (“No Claims Confirmation”).

The Parties hereby agree and acknowledge that any and all stock options available to the Transferred Employees prior to the Closing Date pursuant to the ESOP Policy shall continue subsequent to Closing in accordance with the terms of the ESOP Policy. Further, subsequent to Closing, the Transferred Employees shall continue to be entitled to receive stock options of the Seller in accordance with the ESOP Policy.

•	Transfer of Current Assets and Current Liabilities. All the current assets and the Current Liabilities relating to the Transferred Business as on the Closing Date other than direct Tax assets and cash and cash equivalent (including investment in mutual funds and fixed deposits) shall be assigned and transferred by the Seller to the Purchaser, on the Closing Date.

•	Notification/Assignment of Contracts. The Seller shall, prior to the Closing Date, obtain consent in writing of the counter parties to the Contracts listed in Annexure 3 to this Agreement, for the assignment of these Contracts to the Purchaser.

2.2.6.	Sale as Going Concern. The Parties agree that the Transferred Business is being sold on the terms of this Agreement as a whole and as a going concern on a Slump Sale basis (as understood under Section 50B read with Section 2(42C) of the Income Tax Act, 1961) with the intent that the Purchaser shall carry on the Transferred Business as a going concern on and from the Closing Date in perpetuity for the benefits of its present and future shareholders.

2.3.	Purchase Price

2.3.1	Calculation of the Purchase Price: Subject to the terms of this Agreement, the Purchaser shall pay a lump sum amount of INR 24,37,45,000 (Indian Rupees Twenty Four Crores Thirty Seven Lakhs Forty Five Thousand only) (“Purchase Price”) for the sale and transfer of the Transferred Business as and by way of a Slump Sale. The Purchase Price shall be based on a valuation report obtained from an independent valuer which shall be a “business valuation” of the Transferred Business as a whole, and shall not indicate the value of the individual assets and liabilities of the Transferred Business. Seller acknowledges and admits that the Purchase Price of the Transferred Business was approved by Purchaser on the basis of the Net Assets of Seller pertaining to the Transferred Business as on the Transfer Date. Within 3 (three) days from the Closing Date, the Purchaser and Seller shall list down the Net Assets pertaining to the Transferred Business as on the Closing Date. In the event, there is a difference in value of the Net Assets comprised in the Transferred Business as on the Closing Date as compared to the Net Assets as on the Transfer Date, the Purchase Price shall be accordingly adjusted. For the purpose of this clause “Net Assets” shall mean the difference between the assets and the liabilities pertaining to the Transferred Business.

The Parties agree that the Purchase Price represents the entire consideration for the transfer of the Transferred Business on Slump Sale basis (as understood under Section 50B read with Section 2(42C) of the Income Tax Act, 1961) and no part of the Purchase Price can be attributed to any particular asset or liability comprised in the Transferred Business.

CONDITIONS PRECEDENT TO TRANSFER OF TRANSFERRED BUSINESS

2.4.	The obligations of the Parties to consummate the Transaction in the manner set out herein shall be subject to fulfilment of all the following conditions, on or prior to the Long Stop Date (unless specifically waived by the Purchaser in writing):

2.4.1.	Approval of the Board of Directors’ of the Seller: The board of directors of the Seller shall have passed a resolution to sell and transfer Transferred Business to the Purchaser for the Purchase Price and on the terms and conditions in this Agreement;

2.4.2.	Approval of the shareholders’ of the Seller: The shareholders’ of the Seller shall have passed a resolution to sell and transfer Transferred Business to the Purchaser for the Purchase Price and on the terms and conditions in this Agreement;

2.4.3.	Approval of the Board of Directors’ of the Purchaser: The board of directors of the Purchaser shall have passed a resolution to acquire the Transferred Business from the Seller for the Purchase Price and on the terms and conditions in this Agreement;

2.4.4.	Approval of the shareholders’ of the Purchaser: The shareholders’ of the Purchaser shall have passed a resolution to acquire the Transferred Business from the Seller for the Purchase Price and on the terms and conditions in this Agreement;

2.4.5.	Consent under Contracts. The Seller shall have procured letters from the counter party (ies) to the Contracts listed in Annexure 3 to this Agreement, signifying their consent/no objection to the Seller assigning on the Closing Date, such Contracts to the Purchaser, or novating the rights under the Contracts to the Purchaser on terms that are similar to those currently in force with the Seller. The Seller shall provide the Purchaser with copies of all Contracts entered into by the Seller with any counter party (ies) in respect of the Transferred Business during the period commencing on and from the Transfer Date and up to the Closing Date, and the Contracts listed in Annexure 3 to this Agreement shall be deemed to include all Contracts relating to the Transferred Business that are valid and subsisting as on the Closing Date.

2.4.6.	Letter of employment: The Purchaser shall have issued the Continued Employment Letter as provided in Annexure 6 (Continued Employment Letter) to each of the Transferred Employees, and which shall be effective from the Closing Date.

2.5.	Completion Notice. Upon the completion of the Conditions Precedent of the Seller, as set out in Clause 2.4 of this Agreement before the Long Stop Date, the Seller shall furnish to the Purchaser, a notice in writing indicating compliance with the aforesaid Conditions Precedent required to be fulfilled by the Seller (“Seller CP Notice”) in the form set out in Part A - Annexure 5 to this Agreement. The Seller CP Notice shall be accompanied by documentary proof evidencing compliance with each of the Conditions Precedent by the Seller.

2.6.	Confirmation of satisfaction of Conditions Precedent. Upon the receipt of the Seller CP Notice and being satisfied with the contents thereof, the Purchaser shall furnish to the Seller, within a period of 10 (ten) days of receipt of the Seller CP Notice, a notice in writing indicating compliance with the Conditions Precedent required to be fulfilled by the Seller to its satisfaction (“Purchaser CP Confirmation Notice”) in the form set out in Part B - Annexure 5 to this Agreement.

2.7.	Long Stop Date. The Seller shall fulfil each of the Conditions Precedent required to be fulfilled by the Seller to the satisfaction of the Purchaser on or prior to the Long Stop Date (unless the performance of any of the Conditions Precedent is specifically waived by the Purchaser or the Long Stop Date is extended with the mutual consent of the Parties).

2.8.	Co-operation to Closing. Each Party shall act in good faith and shall make best efforts to provide to the other Party all reasonable assistance and co-operation with regard to any and all matters as may be reasonably required by the other Party in connection with the satisfaction of the Conditions Precedent by the relevant Party.

3.	CLOSING

The Parties agree that the transfer of the Transferred Business on a Slump Sale basis (as understood under Section 50B read with Section 2(42C) of the Income Tax Act, 1961) as set out in Clause 2 above shall occur on the Closing Date and with effect from the Transfer Date. Each Party shall act in good faith and shall make best efforts to achieve completion of actions, if any, to be completed between the Transfer Date and the Closing Date and to achieve the completion of the Transaction on the Closing Date.

Upon completion of all actions required to be completed for Closing, all right, title interest, assets, benefits, obligations and liabilities in the Transferred Business shall stand transferred from the Seller to the Buyer with effect from the Transfer Date. Accordingly, subject to Closing taking place under this Agreement:

(a)	all rights, title and interest shall vest and assets shall accrue to the benefit of the Purchaser with effect from the Transfer Date; and

(b)	all liabilities and obligations shall accrue to the account of the Purchaser with effect from the Transfer Date.

4.	CLOSING OBLIGATIONS

4.1.	On the Closing Date, the Seller shall deliver or cause to be delivered or provide or cause to be provided to the Purchaser, the following in relation to the Transferred Business and the Purchaser shall release the Purchase Price to the Seller in the manner mutually agreed between the Parties:

4.1.1.	Movable Assets. The Seller shall deliver to the Purchaser, all the Movable Assets as of the Closing Date in the manner contemplated in Clause 2.2.2 of this Agreement;

4.1.2.	Employee Benefit Plans. The Seller and the Purchaser shall undertake all necessary formalities and execute and deliver all documents necessary for the assignment of the Employee Benefit Plans to the Purchaser as of the Closing Date;

4.1.3.	The Purchaser and the Buyer shall make all intimations, registrations, declarations, filings or recordings to / with Governmental Authorities, if any required in connection with: (i) the transactions contemplated by this Agreement; (ii) the execution of this Agreement; and (iii) the occurrence of Closing;

4.1.4.	The Seller shall procure the No Claims Confirmation from the Transferred Employees;

4.1.5.	Trade Accounts Receivable. The Seller shall assign to the Purchaser the Trade Accounts Receivable relating to the Transferred Business by way of novation

4.1.6.	Contracts. The Contracts as stated in Clause 2.2.2. of this Agreement shall be assigned by the Seller to the Purchaser along with the rights, benefits and obligations therein by way of execution of notification of transfer or assignment of Contracts in the form agreed by the Parties. The Seller shall deliver the consents in writing received from the counter parties to the Contracts for the assignment of the Contracts to the Purchaser;

4.2.	Good faith action. The Parties shall undertake all such acts and deeds, as may be required in terms of the applicable Law and or this Agreement, to achieve the Closing in the manner contemplated in this Agreement.

4.3.	Access. From the Transfer Date and up to the Closing Date, the Seller shall ensure that the Purchaser and its representatives and advisors have access, upon reasonable advance notice, to all personnel, employees, agents, accountants, properties and facilities of the Transferred Business.

4.4	Condition Subsequent to Closing:

The Parties acknowledge that the trade mark, being a word mark by the name and style of “ELIXIR” bearing application number 1493919 and registered under Class 9 (“Trade Mark”), is currently registered in the name of Mastek Limited. The said Trade Mark pertains exclusively to the Transferred Business.

The Parties are desirous of assigning the said Trade Mark by the Seller to the Purchaser as the said Trade Mark pertains exclusively to the Transferred Business. To this end, the Seller has already made an application to the relevant Governmental Authorities for assignment of the said Trade Mark from Mastek Limited to the Seller. The details of such application are as follows:

Form TM-P (No. 232550 Ref No. A-1493919) vide Receipt No. 2182470 dated March 29, 2019 along with Form TM-M (No. 960294 Ref No. A- 1493919) vide Receipt No. 2183490 dated March 30, 2019.

Upon successful assignment of the said Trade Mark from Mastek Limited to the Seller, and as soon as is reasonably possible, the Seller shall assign the said Trade Mark to the Purchaser. To this end, the Parties shall co-operate with each other and shall do all such acts, deeds and things, including signing required documents and making relevant applications to the concerned Governmental Authorities so that the said Trade Mark is assigned by the Seller to the Buyer.

5.	CONDUCT BETWEEN SIGNING AND CLOSING

5.1	From the Execution Date until the Closing Date, the Seller shall (i) carry on and conduct the Transferred Business in the ordinary course, save in so far as agreed in writing by the Purchaser and with due care, skill and diligence and (ii) carry on and conduct the Transferred Business and hold the assets and liabilities, as well as the rights, benefits and obligations of the Seller under any Contracts or insurance policies, in trust for the Purchaser and in a manner that is in the best interests of the Purchaser. Without prejudice to the foregoing, during such period, the Seller shall not take any action which would result in a breach of the Warranties, which shall be deemed to to be repeated on the Closing Date.

5.2	During the period between the Transfer Date and the Closing Date, the Seller shall permit representatives of the Purchaser reasonable access, during normal business hours and at such other reasonable times as may be requested in advance, and in a manner so as not to interfere with the regular business and operations of the Seller, to the premises, properties, personnel, books and records, Contracts, and documents related to the Transferred Business.

5.3	This Clause 5 shall be effective from the Execution Date, whether or not the Conditions Precedent specified in Clause 2.4 of this Agreement have been satisfied, and shall lapse upon the occurrence of the Closing in accordance with the provisions of this Agreement or on expiry of the Long Stop Date.

6.	COVENANTS

6.1.	Transfer of Title. The title and risk in the Transferred Business shall stand transferred and passed to the Purchaser only upon the Closing taking place in accordance with this Agreement with effect from the Transfer Date. Without limiting the generality of the foregoing, the Parties expressly agree that upon the Closing being achieved in accordance with the terms of this Agreement and not otherwise:

6.1.1.	the profits and losses relating to the Transferred Business on and after the Transfer Date shall be deemed to be the profits and losses of the Purchaser so that the Purchaser enjoys the benefit of the Transferred Business, from the Transfer Date, it being clarified that all taxes, if any paid or accruing in respect of such profit shall be deemed to be on behalf of the Purchaser;

6.1.2.	the profits and losses relating to the Transferred Business before the Transfer Date shall be deemed to be the profits and losses of the Seller;

6.1.3.	the changes in the position of the assets pertaining to the Transferred Business and the liabilities pertaining to the Transferred Business on and after the Transfer Date shall be to the account of the Purchaser, and in the event that the Seller receives any amount after the Transfer Date representing any accretion to the assets, the Seller shall hold the same in trust for the Purchaser and return the same to the Purchaser promptly; and

6.1.4.	the Purchaser shall be solely authorised to operate the Transferred Business from and after the Closing Date.

6.2.	Transfer of Information. The Seller undertakes to the Purchaser that it shall after the Closing Date, forward and transfer to the Purchaser, as soon as practicable, any documents, information, enquiries, communications or correspondences, which the Seller receives, from time to time, in relation to the Transferred Business and which are required to be sent to the Purchaser.

6.3.	Provision of Business Information. After the Closing:

If any business information is required for the business or affairs of Transferred Business and is not in the possession of the Purchaser or is not readily discoverable by the Purchaser but is in the possession or under the control of or available to the Seller, the Seller shall provide such business information to the Purchaser on its request

6.4.	Joint Actions and Co-operations. The Parties expressly agree that they shall execute all papers and documents, make all filings and representations, and extend all reasonable support, assistance and co-operation to the other, and take such reasonable steps as may be required in connection with the performance of the transactions contemplated under this Agreement.

6.5.	The Parties agree that (a) Tax liabilities of the Seller under the applicable Tax Laws, whether or not such Tax liabilities have been identified by the Seller, (b) all Tax credits (excluding indirect tax credits) to which the Seller may be entitled under the applicable Tax Laws (such as Minimum Alternate Tax, Credit Advance Tax and Tax Deducted at Source), will not be transferred by the Seller to the Purchaser along with the Transferred Business under this Agreement; and (c) Tax Deducted at Source deducted by customers from payments / income to the Seller as well as withholding taxes deducted by the Seller for its payments to vendors / expenses for the period from the Transfer Date to the Closing Date shall be considered as deemed to be paid on behalf of the Purchaser.

7.	REPRESENTATIONS AND WARRANTIES

The Parties hereby represents and warrants to the other Party that:

7.1.1.	It is a limited company incorporated under the provisions of the Companies Act, 1956 or the Companies Act 2013 to the extent applicable and validly existing and of good standing under the laws of India.

7.1.2.	The persons signing this Agreement on behalf of the Parties have the authority to sign and execute it on behalf of the Parties for whom he is signing so as to create binding obligations on the Parties;

7.1.3.	The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and or the Transaction Documents:

•	have been duly authorised by all necessary actions on the part of the Party;

•	do not constitute a breach of applicable Law or of any statute, judgment or decree by which the Party is bound;

•	do not constitute a breach of any agreement to which it is a Party or which applies to it and no agreement, arrangement or understanding between the Party and any third party shall restrict or prevent the Party from fulfilling any of its obligations under this Agreement;

•	do not constitute a breach of the memorandum of association or the articles of association of the Party; and

•	constitute a valid and binding obligation of the Party, enforceable against it in accordance with its terms.

8.	INDEMNIFICATION

8.1.	On and from the Transfer Date, the Purchaser shall indemnify and keep the Seller indemnified from and against, and the Purchaser shall reimburse the Seller for, any and all direct losses, liabilities, claims, costs, and damages (including interests and penalties with respect thereto), out of pocket expenses, reasonable attorneys’ fees and accountants’ fees and disbursements, relating to Taxes or other liabilities, which are actually incurred by the Seller in relation to the Transferred Business, with respect to any period commencing on and after the Transfer Date.

8.2.	On and from the Transfer Date, the Seller shall indemnify and keep the Purchase indemnified from and against, and the Seller shall reimburse the Purchaser for, any and all direct losses, liabilities, claims, costs, and damages (including interests and penalties with respect thereto), out of pocket expenses, reasonable attorneys’ fees and accountants’ fees and disbursements, relating to Taxes or other liabilities, which are actually incurred by the Purchaser in relation to the Transferred Business, with respect to any period prior to the Transfer Date.

8.3.	Each Party shall indemnify, defend and hold harmless the other Party and its employees, officers and directors, promptly on demand, at any time and from time to time, against any and all Losses suffered by such Indemnified Party arising out of or in connection with any breach or misrepresentation by the Indemnifying Party of any of the terms, conditions, covenants, undertakings, representations, and/or warranties as set out in this Agreement.

8.4.	Process of indemnification

8.4.1.	If any Party or its employees, officers or directors (“Indemnified Party”) seeks indemnification in terms of Clause 8.1 to 8.3, from the other Party (“Indemnifying Party”) it shall, within a period of 15 (fifteen) days or such period as reasonably expedient from the occurrence of the events giving rise to the Losses for which the Indemnified Party is seeking indemnification under Clause 8.1 to 8.3, notify the Indemnifying Party, in writing, of such Claim (“Claim Notice”).

8.4.2.	Within 7 (seven) Business Days of receipt of the Claim Notice the Indemnifying Party shall pay to the Indemnified Party the amounts set out in the Claim Notice pursuant to its obligations under Clause 8.1 to 8.3.

843.	The Parties agree to cooperate in good faith in connection with any contest, defense, litigation, negotiation or settlement of any third party Claim.

8.5.	Limitation of liability

8.5.1.	Notwithstanding anything contained in this Agreement: (a) any payment made for Losses by the Seller to an Indemnified Party of the Purchaser (“Aggrieved Persons”) shall always be subject to an overall cap of 10% (ten percent) of the Purchase Price; and (b) the Seller shall not be liable to any Aggrieved Person for any Loss that occurs after 24 (twenty four) months from the Transfer Date.

8.5.2.	The liability of the Indemnifying Party in relation to a Loss arising pursuant to any Claim made by an Aggrieved Person shall be reduced by the amount of monetary credit which has been actually received by the Aggrieved Person, by reason of the matters giving rise to that Loss.

8.5.3.	Where the Indemnifying Party has made a payment to an Aggrieved Person in relation to any Loss and such Aggrieved Person has recovered (whether by insurance, payment, discount, credit relief or otherwise) from a third party a sum which indemnifies or compensates such Aggrieved Person (in whole or in part) in respect of the liability or loss which is the subject of a Loss, the Aggrieved Person shall:

•	promptly notify the Indemnifying Party of the fact and provide such information as the Indemnifying Party may reasonably require; and

•	provided the Indemnifying Party has paid the Aggrieved Person in terms of this Agreement, pay to Indemnifying Party as soon as practicable after receipt an amount equal to the amount paid by the Indemnifying Party.

8.5.4.	The Indemnifying Party shall not be liable for any Loss if and to the extent it is attributable to, or the amount of such Loss is increased as a result of, any:

•	legislation not in force at the date of this Agreement;

•	change of law or regulation or directive of a Governmental Authority; or

•	change in the rates of taxation in force at the Effective Date.

8.5.5.	If a breach of the Warranties is capable of remedy, the Aggrieved Person shall only be entitled to compensation if it gives written notice of the breach to the Indemnifying Party and the breach is not remedied within thirty (30) days after the date on which such Notice is served on the Indemnifying Party. The Indemnified Party shall provide all reasonable assistance to the Seller to remedy any such breach.

8.5.6.	The Aggrieved Persons shall not be entitled to bring any claim for any Loss in respect of any act or omission whatsoever carried out by the Indemnifying Party at its written request or with its or its authorised agents/representatives written approval prior to Closing.

9.	TERMINATION

If Closing has not taken place by the Long Stop Date, this Agreement shall automatically terminate, without any further act of any of the Parties upon the expiry of the Long Stop Date. In case of termination of this Agreement in such an instance, the Parties shall have no rights and / or obligations against each other.

10.	CONFIDENTIALITY

10.1.	It is agreed that the Seller and the Purchaser shall maintain absolute confidentiality of the terms of this Agreement and further shall not divulge to any Person in any manner at any point of time and shall not make public the sale of the Transferred Business contemplated herein by issue of press release, public announcement or otherwise, except for the purposes of operations of the Business of the Transferred Business by the Seller. The Parties shall always be entitled to give such details of this Agreement as any Governmental Authority or Person may require for purposes of ensuring the completion of the Transaction contemplated by this Agreement or for compliance with applicable Laws.

10.2.	The Parties shall cause their directors, senior staff and other employees, agents, servants, representatives, etc. and those of its associates, to comply with the confidentiality obligations in this Agreement.

10.3.	The restrictions in Clause 10.1 shall not apply:

10.3.1.	to the extent that such information is in the public domain other than by breach of this Agreement;

10.3.2.	to the extent that such information is required to be disclosed by any Applicable Law or any applicable judicial, administrative or regulatory requirements or by any regulatory body, to whose jurisdiction the relevant Party is subject or with whose instructions it is customary to comply under notice to the other Parties;

10.3.3.	to the extent that any of such information is later acquired by a Party from a source not known to such Party to have obligations to any other Party hereto, or its Affiliates, to keep such information confidential;

10.3.4.	to the extent that any of such information was previously known or already in the lawful possession of a Party, prior to disclosure by any other Party hereto; or

10.3.5.	to the extent that any information, materially similar to the information, shall have been independently developed by a Party without reference to any information furnished by any other Party hereto.

11.	NOTICE

Any notices or communications required to be given or served by either of the Parties on the other Party in respect of this Agreement, shall be given in writing in English to the other Party, and shall be deemed to have been duly served, if sent by prepaid registered mail with acknowledgement due at the address specified in the title to this Agreement or at such other address as may have been notified to the other Party in accordance with this Clause 11.

12.	MISCELLANEOUS

12.1.	Reservation of Rights.

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions or a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights and or position other than as expressly stipulated in this Agreement. All remedies of a Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom, trade, or usage are cumulative and not alternative and may be enforced successively or concurrently.

12.2.	Severability.

12.2.1.	All provisions of this Agreement shall be severable and no such provisions shall be affected by the invalidity of any other provision to the extent that such invalidity does not also render such other provisions invalid. In the event of the invalidity of any provision of this Agreement, it shall be interpreted and enforced as if all the provisions thereby rendered invalid were not contained herein. If any provision of this Agreement shall be susceptible of two interpretations, one of which would render the provision invalid and the other of which would cause the provision to be valid, such provision shall be deemed to have the meaning which would cause it to be valid.

12.2.2.	If any provision of this Agreement shall be prohibited by or adjudicated by a court to be unlawful, void or unenforceable such provision shall to the extent required be severed from this Agreement and rendered ineffective as far as possible without modifying the remaining provisions of this Agreement and shall not in any way affect any other provisions or the validity or enforcement of this Agreement. The Parties shall agree to replace such severed provision by such provision which shall reflect the fundamental intention of the Parties to enter into this Agreement.

12.3.	Assignment.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors-in-interest. Either Party may assign its rights and obligations under this Agreement to any Person with the prior written consent of the other Party.

12.4.	Set-off

The Purchaser shall not be entitled to set off any sum due by it to the Seller against any sum due by the Seller to the Purchaser including under or in relation to this Agreement and all such sums shall be paid free and clear of all deductions and withholdings save for any which may be required under Applicable Law.

12.5.	Amendments.

This Agreement shall not be altered, modified or supplemented except with the prior written approval of the Parties.

12.6.	Headings.

The paragraph headings contained in this Agreement are for the convenience of the Parties and shall not affect the meaning, or interpretation of this Agreement.

12.7.	Governing Law.

This Agreement shall be governed, construed, interpreted and given effect to according to the laws of India.

12.8.	Dispute resolution

If any dispute arises inter alia in respect of the validity, interpretation, implementation, enforcement or alleged breach of any provision of this Agreement (or the subject matter of this Agreement), or regarding a question arising out of or in connection with this Agreement (a Dispute) between the Purchaser and the Seller (Disputing Parties), the Disputing Parties shall attempt to first resolve such Dispute or claim through discussions between senior executives of the Disputing Parties.

If the Dispute is not resolved through such discussions within 30 (thirty) Business Days, then such Dispute shall be referred to and resolved by arbitration under the Indian Arbitration and Conciliation Act, 1996 (“Arbitration Act”) and shall be submitted to arbitration before a sole arbitrator agreed by the Parties. In the event that the Parties are unable to agree upon the identity of a sole arbitrator upon within 15 days from the date of notice by the aggrieved party, the aggrieved Party shall approach the Mumbai Centre for International Arbitration (MCIA) for appointment of a single arbitrator, in which case the MCIA shall act as the appointing authority. The fees of the arbitrator appointed shall be limited to the schedule of fees as contained under the Arbitration Act. Arbitration shall be conducted in accordance with the Arbitration Act

12.9.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but taken together, they shall constitute one and the same instrument.

12.10.	Costs.

Each Party shall bear their respective costs and expenses, including legal fees, in connection with their performance of and compliance with their liabilities and obligations under or in connection with this Agreement.

12.11.	Stamp Duty.

The Purchaser shall bear and pay all stamp duty payable on this Agreement and the Transaction Documents.

12.12.	Taxes.

The Seller shall bear and pay all levies, applicable Taxes (if any) in relation to the sale and transfer of the Transferred Business hereunder.

12.13.	Independent Parties.

Each of the Parties shall act in all matters relating to the Agreement as an independent party and nothing contained herein shall constitute any of them as the agent or partner or employee of the other.

12.14.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have signed this Agreement on the date first above written.

SIGNED AND DELIVERED

for and on behalf of

the within named Seller MAJESCO LIMITED

by Mr. Farid Kazani Title : Managing Director In the presence of Name of the Witness Kunal Karan Signature of the Witness

SIGNED AND DELIVERED

for and on behalf of

the within named Purchaser MAJESCO SOFTWARE AND SOLUTIONS INDIA PRIVATE LIMITED

by Mr. Radhakrishnan Sundar Title : Director In the presence of Name of the Witness Sanjay K. Kargutkar Signature of the Witness

Annexure 1

Definitions and Interpretations

(A)	DEFINITIONS: As used in this Agreement, the capitalised terms wherever used in this Agreement shall have the following meaning:

1)	“Agreement” means this business transfer agreement, dated as of the transfer Date, between the Seller and the Purchaser, as from time to time amended, supplemented or replaced or otherwise modified, together with the recitals and Annexures attached hereto;

2)	“Claim” includes any notice, order, demand, proceedings, claim, action, investigation, assessment by any Person whereby, as the case may be, any of the Parties: (i) is sought to be placed under an obligation to make payment; and/or (ii) is likely to incur or suffer any Loss;

3)	“Closing” means the completion of the sale and transfer of the Transferred Business by the Seller to the Purchaser in the manner set out in Clause 3 of this Agreement;

4)	“Closing Date” shall mean and refer to the date to be mutually agreed by the Parties as being the date on which the Parties shall complete the transfer of the Transferred Business by the Seller to the Purchaser as agreed in this Agreement;

5)	“Conditions Precedent” means the conditions precedent to be performed by the Seller, as set out in Clause 2.4 of this Agreement;

6)	“Continued Employment Letter” shall mean the letter to be issued by the purchaser to each of the Transferred Employees and as provided in Annexure 6 (Continued Employment Letter) and which shall be effective from the Closing Date;

7)	“Contracts” means any the benefits and obligations of all or any subsisting contract, agreement, commitment, license, sublicense, permit, indenture, loan agreement, note, obligation, understanding, instrument or other arrangement or any commitment to enter into any of the foregoing to which the Seller is a party or by which any asset of the Seller is bound in relation to the Transferred Business, all on the existing terms and conditions thereof, pertaining to the Business as on the Closing Date, which are listed out in Annexure 3 to this Agreement;

8)	“Current Assets” shall mean and include trade receivables, current financial assets (like unbilled revenue, etc.) and other current assets reflected as on the Closing Date but shall exclude cash and cash equivalents (including investments in mutual funds) and assets pertaining to GST as on the Closing Date;

9)	“Current Liabilities” shall mean and include trade payables, other financial liabilities (like capital creditors, accrued expenses, employees payable, etc.) and other current liabilities reflected as on the Closing Date but shall exclude liabilities pertaining to GST as on the Closing Date;

10)	“Employee Benefit Plans” means all gratuity, provident fund, leave encashment, profit sharing, retirement, deferred compensation, share purchase, share option, incentive, bonus, vacation, severance, disability, medical insurance, life insurance, benefits under the employees state insurance scheme, workmen compensation plans, if any, or any other type of employee benefit plan, program or arrangement under applicable Laws provided by the Seller to the Transferred Employees;

11)	“ESOP Policy” means the Employee Stock Option Scheme Plan I, as amended from time to time, of the Seller;

12)	“Governmental Authority(ies)” means any governmental, political, legislative, executive or administrative body, municipality or any local or other authority, regulatory authority, Tax authority, court, tribunal or arbitral tribunal, exercising powers conferred by applicable Law in India or any other applicable jurisdiction and shall include, without limitation, the President of India, the Government of India, the Governor and the Government of any State in India, any Ministry or Department of the same or any governmental or political subdivision thereof;

13)	“Indirect tax” means Goods and Services Taxes (GST) with effect from July 1, 2017 plus any interest thereon;

14)	“INR” means Indian Rupees, the sovereign currency of India;

15)	“Law(s)” means any applicable statute, law, ordinance, regulation, rule, order, by-law, administrative interpretation, writ, circular, notification, injunction, directive, ordinance, requirement, ruling, judgment or decree or other instrument which has a force of law applicable to any Party, as is in force from time to time;

16)	“Long Stop Date” means the date immediately following 6 (six) months after the Transfer Date;

17)	“Liabilities” means debts, liabilities (excluding Tax liabilities), performance bank guarantees with the prior written consent of the relevant customers, whether accrued or fixed, absolute or contingent, matured or unmatured, on or off balance sheet, including those arising under any Law and those arising under any Contract or otherwise, of the Seller in relation to the Transferred Business as of the Closing Date and all the Trade Accounts Payable and the Transferred Employees related Liabilities, in relation to the Transferred Business;

18)	“Losses” means all Claims, liabilities, damages, losses, compensation, awards, costs, expenses, charges, fines and penalties

19)	“Movable Assets” means all the movable assets of the Seller used in relation to the Transferred Business as of the Closing Date as listed out in Annexure 4 of this Agreement;

20)	“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, other legal entity, a trust, an unincorporated organization or other entity or organization including a Governmental Authority;

21)	“Purchase Price” shall have the meaning ascribed to the term in Clause 2.3 of this Agreement;

22)	“Slump Sale” means the transfer of the Transferred Business, pursuant to its sale as an inseparable whole, and as a going concern for a lump sum consideration without values being assigned to the individual assets and liabilities in accordance with the provisions of the applicable Laws, including but not limited to the provisions of Section 2(42C) of the Income Tax Act, 1961;

23)	“Trade Accounts Payable” means each amount owing by the Seller to a creditor of the Transferred Business as at the Closing, calculated in accordance with the accounting principles adopted and followed by the group in India;

24)	“Trade Accounts Receivable” means each amount owing to the Seller from a debtor of the Transferred Business as at the Closing, calculated in accordance with the accounting principles adopted and followed by the group in India, for the goods and services supplied to the debtor by the Seller in conducting the Business of the Transferred Business;

25)	“Transferred Business” means all rights, title, and interest in and to and benefits of the assets and Liabilities (save and except the immovable properties of the Seller) relating to the India insurance products and services business as undertaken by the Seller in India, including but not limited to the following:

(a)	all Movable Assets;

(b)	all Contracts;

(c)	the Transferred Employees;

(d)	Employee Benefit Plans;

(e)	Books and Records;

(f)	the assets of the Transferred Business, that Seller uses or deploys for all the operations and activities associated therewith including licenses, up-linking and down-linking permission to operate channels;

(g)	all licenses/ permissions;

(h)	all commercial files, customers, dealers, suppliers and such persons to whom the services are provided by or through the agents or distributor contracts;

(i)	all technical files, bills of materials, prescriptions, technical, and information;

(j)	all pending Trade Accounts Receivable, other current assets, commercial and other rights attached thereto, and Trade Accounts Payable; and

(k)	Liabilities;

each of the above as listed herein as of the Transfer Date, and updated to reflect the increases, decreases, acquisitions or dispositions between the Transfer Date and the Closing Date. It is hereby clarified that the immovable properties owned by the Seller as on the Execution Date shall not be transferred by the Seller to the Purchaser.

26)	“Transferred Employees” means the employees of the Seller employed in relation to the Transferred Business, as listed in Annexure 2 to this Agreement;

27)	“Transferred Employees related Liabilities” means all liabilities due to all the Transferred Employees of the Transferred Business, by the Seller, calculated in accordance with the accounting principles adopted and followed by the Signet group in India, in relation to employment benefits arising from the services rendered by the Transferred Employees to the Seller up to the Closing;

28)	“Transaction” means the sale, transfer, conveyance, assignment, novation and delivery of the Transferred Business by the Seller to the Purchaser and the purchase and acquisition of the Transferred Business by the Purchaser from the Seller in accordance with, and pursuant to, the terms of this Agreement and shall include the execution of such other agreements, documents or writings as may be reasonably necessary so as to ensure that the Transferred Business vests fully in the Purchaser;

29)	“Transaction Documents” means this Agreement, and such other agreements, documents, Transferred Business, papers executed or to be executed by either or both the Parties pursuant to the terms of this Agreement and such other documents and agreements as may be designated as Transaction Documents by the Parties;

30)	“Transfer Date” means the date on which the transfer of Business from Seller to Buyer shall consummate i.e. April 1, 2019.

31)	“Taxes” means any and all applicable forms of taxation, duties, levies imposed whether direct tax or indirect tax, whether central, state or local, including without limitation corporate income tax, service tax, local body tax withholding tax, stamp duty and employee social security contributions, value added tax, central sales tax, entry tax, GST, education cess, secondary and higher education cess, , surcharge cess, capital gains tax and other legal transaction taxes, dividend distribution tax, and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

(B)	INTERPRETATION

In this Agreement, unless the context requires otherwise:

1)	heading and bold typeface are only for convenience and shall be ignored for the purpose of interpretation;

2)	a reference in this Agreement to a document (including this Agreement) includes any amendment or replacement of it;

3)	a clause, annexure or schedule is a reference to a Clause in or Annexure or schedule to this Agreement;

4)	the annexures hereto shall constitute an integral part of this Agreement;

5)	words using the singular or plural also include the plural or singular, respectively;

6)	words of any gender are deemed to include the other gender;

7)	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified sections of this Agreement, as the case may be;

8)	reference to any of the words “include”, “including”, “for example”, “such as”, is not used as, nor it is to be interpreted as, a word of limitation and when introducing an example, does not limit the meaning of the word to which the example relates, to that example or examples of a similar kind;

9)	time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;

10)	if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

11)	a day is to be interpreted as the period of time commencing at midnight and ending 24 (Twenty Four) hours later;

12)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

13)	any reference to time is a reference to Indian Standard Time; and

14)	reference to anything including any amount is a reference to the whole and each part of it.